EXHIBIT k(3)

                                ESCROW AGREEMENT

          THIS AGREEMENT is made as of October 11, 2000, by and among PW JUNIPER CROSSOVER FUND, L.L.C., a Delaware limited liability company (the "Fund"), PW JUNIPER MANAGEMENT, L.L.C. (the "Manager"), and PFPC INC., a Delaware corporation which is an indirect subsidiary of PNC Bank Corp. (the "Escrow Agent").

                                   WITNESSETH

          WHEREAS, the Fund is registered as a closed-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

          WHEREAS, the Fund has retained PFPC Inc. to provide certain administration, accounting and investor services pursuant to an Administration, Accounting and Investor Services Agreement dated as of October 11, 2000; and

          WHEREAS, the Fund desires that PFPC Inc. also provide services as escrow agent, as described herein, and PFPC Inc. wishes to provide such services.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

1. ACCEPTANCE BY ESCROW AGENT. The Escrow Agent hereby accepts the appointment as escrow agent hereunder and agrees to act on the terms and conditions hereinafter set forth.

2. RIGHTS AND RESPONSIBILITIES OF ESCROW AGENT. The acceptance by the Escrow Agent of its duties hereunder is subject to the following terms and conditions, which the parties to this Agreement hereby agree shall govern and control the Escrow Agent's rights, duties, liabilities and immunities.

          (a) The Escrow Agent shall act hereunder as a depositary only, and in its capacity as such, it shall not be responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any document furnished to the Escrow Agent or any asset deposited with it.

          (b) "Written Instructions" mean written instructions received by the Escrow Agent and signed by the Manager or any other person duly authorized by the Manager, or by the Fund's Board (as defined under the Fund's limited liability company agreement (the "Limited Liability Company Agreement"), to give such instructions on behalf of the Fund. The instructions may be delivered by hand, mail, facsimile, cable, telex or telegram; except that any instruction terminating this Agreement may be given only by hand or mail. The Fund shall file from time to time with the Escrow Agent a certified copy certified by the Manager of each resolution of its Board authorizing the person or persons to give Written Instructions. Such resolution shall include certified signatures of such persons authorized to give Written Instructions. This shall constitute conclusive evidence of the authority of the signatories designated therein to act. Such resolution shall be considered in full force and effect with the Escrow Agent fully protected in acting in reliance thereon unless and until it receives written notice from the Manager or the Board to the contrary.

               The Escrow Agent may rely upon and shall be protected for any action or omission it takes pursuant to Written Instructions if it, in good faith, believes such Written Instructions to be genuine. Unless otherwise provided in this Agreement, the Escrow Agent shall act only upon Written Instructions. The Escrow Agent shall be entitled to assume that any Written Instruction received hereunder is not in any way inconsistent with the provisions of the Limited Liability Company Agreement or this Agreement or of any vote, resolution or proceeding of the Board, or of the Fund's members, unless and until the Escrow Agent receives Written Instructions to the contrary.

          (c) The Escrow Agent shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. The Escrow Agent shall be liable for any damages arising out of its failure to perform its duties under this Agreement to the extent such damages arise out of its willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

          (d) Notwithstanding anything in this Agreement to the contrary, neither the Escrow Agent nor its affiliates shall be liable to the Fund or the Manager for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of the Escrow Agent's or its affiliates' performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by the Escrow Agent or its affiliates.

          (e) Without limiting the generality of the foregoing or of any other provision of this Agreement, the Escrow Agent shall not be liable for losses beyond its control, provided it has acted in accordance with the standard of care set forth above; and the Escrow Agent shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

          (f) The Fund agrees to indemnify the Escrow Agent and hold it harmless from and against any tax, charge, loss, liability, expense (including reasonable attorneys fees and expenses), claim or demand arising directly or indirectly from any action or omission to act which the Escrow Agent takes (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Written Instructions; provided, however, that neither the Escrow Agent, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) arising out of the Escrow Agent's or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. The Fund shall indemnify and hold harmless the Escrow Agent against and in respect of any liability for taxes and for any penalties or interest in respect of taxes attributable to the investment of funds held in escrow by the Escrow Agent pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, the Fund shall not be liable to the Escrow Agent for any consequential, special or indirect losses or damages which the Escrow Agent may incur or suffer, whether or not the likelihood of such losses or damages was known by the Fund. These indemnities shall survive the resignation of the Escrow Agent or the termination of this Agreement.

          (g) The Escrow Agent shall have no duties except those specifically set forth in this Agreement.

          (h) The Escrow Agent shall have the right at any time it deems appropriate to seek an adjudication in a court of competent jurisdiction as to the respective rights of the parties hereto and shall not be held liable by any party hereto for any delay or the consequences of any delay occasioned by such resort to court.

          (i) The Escrow Agent shall notify promptly the Manager of any discrepancy between the amounts set forth on any remittance advice received by Escrow Agent and the sums delivered to it therewith.

3. DEFINITIONS. Except as specifically set forth herein, the terms used in this Agreement shall have the same meaning as set forth in the Administration, Accounting and Investor Services Agreement among the parties.

4. DEPOSIT OF ESCROW FUND. The Escrow Agent shall establish an account in the name of PW Juniper Crossover Fund, L.L.C., Escrow Account for the Benefit of Investors (the "Subscription Account") and an account in the name of PW Juniper Crossover Fund, L.L.C. Repurchase Account (the "Repurchase Account") and, together with the Subscription Account, the "Accounts"). The Escrow Agent shall promptly deposit in the Subscription Account checks remitted by Potential Investors and made payable to PW Juniper Crossover Fund, L.L.C. Potential Investors also may deposit monies in the Subscription Account by wire transfer pursuant to instructions provided to them by the Fund or by amounts wire transferred from brokerage accounts at PaineWebber Incorporated. Balances on deposit in the Subscription Account will earn interest at prevailing market rates pursuant to arrangements approved by the Fund.

5. STATEMENTS. During the term of this Agreement, the Escrow Agent shall provide the Fund with (a) monthly statements containing the beginning balance in each Account as well as all principal and income transactions for the statement period and (b) a daily summary of amounts deposited and the status of available funds. The Fund shall be responsible for reconciling such statements. The Escrow Agent shall be forever released and discharged from all liability with respect to the accuracy of such statements, except with respect to any such act or transaction as to which the Fund shall, within 90 days after the furnishing of the statement, file written objections with the Escrow Agent.

6. DISTRIBUTIONS AND CLOSINGS. Upon Written Instructions, at each closing of each offering of interests in the Fund, the Escrow Agent will wire principal balances on deposit in the Subscription Account to the account designated by the Fund. Such Written Instructions shall be sent to the Escrow Agent by 1:00 p.m. on the closing date with respect to each closing. In the event that a Potential Investor who has escrow funds in the Subscription Account is not admitted into the Fund, upon Written Instructions, the Escrow Agent shall promptly issue refunds to the Potential Investor in the amount of the principal balance with accrued interest. Such refunds shall be made in check form or by wire transfer to the brokerage account of the Potential Investor at PaineWebber Incorporated.

7. INTEREST. All interest earned on the escrow funds deposited in the Accounts hereunder shall be added to and held in the Accounts. With respect to each closing, pursuant to Written Instructions, within 5 business days the Escrow Agent shall issue interest payments in check form to each Potential Investor based on his or her individual balance in the Subscription Account along with a cover letter and to the Manager based upon its balance in the Subscription Account along with a cover letter. The Escrow Agent will prepare and send notifications on Form 1099 for each calendar year.

8. REPURCHASES. The Fund from time to time may wire balances to the Repurchase Account in connection with periodic repurchases of interests by the Fund from its members. Upon Written Instructions, the Escrow Agent shall issue promptly repurchase payments from the Repurchase Account in check form to the repurchasing member or to the Manager, as the case may be. Upon Written Instructions, the Escrow Agent will withhold specified amounts from repurchasing members. Any interest earned thereon will be credited to the accounts of the Fund.

9. TAX IDENTIFICATION NUMBER. All deposits to the Accounts shall be subject to the Escrow Agent's receipt of a valid tax identification number for the Fund, Manager or Potential Investor, as applicable.

10. COMPENSATION. The fee of the Escrow Agent for its services hereunder shall be paid by the Fund as may be mutually agreed to in writing by the Fund and Escrow Agent. Notwithstanding the foregoing, standard account transaction charges will be billed to the Fund as an out-of-pocket expense.

11. AMENDMENT. This Agreement may not be amended or supplemented, and no provision hereof may be modified or waived, except by an instrument in writing, signed by all of the parties hereto.

12. TERMINATION. This Agreement shall continue until terminated by either party on 60 days prior written notice. Upon the termination of this Agreement and upon the delivery of the balance of the Accounts to a successor escrow agent or such other person as may be designated by Written Instructions, the Escrow Agent shall be released and discharged of any and all further obligations hereunder.

          If no successor Escrow Agent has been designated pursuant to Written Instructions to receive the balance of the Accounts at the expiration of the 60-day period, the Escrow Agent shall have no further obligation hereunder except to hold the escrow funds as a depositary. Upon written notification by the Fund of the appointment of the successor, the Escrow Agent shall promptly deliver the balance of the Accounts to such successor, and the duties of the resigning Escrow Agent shall thereupon in all respects terminate, and it shall be released and discharged of any and all further obligations hereunder.

13. EXECUTION. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts together shall constitute one and the same instrument.

14. MISCELLANEOUS. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto shall bind and inure to the benefit of such parties and their respective heirs, administrators, legal representatives, successors and assigns, as the case may be. The headings in this Agreement are for convenience of reference only and shall neither be considered as part of this Agreement, nor limit or otherwise affect the meaning thereof. This Agreement shall be construed and enforced in accordance with the laws of Delaware without regard to principles of conflicts of law.

15. NOTICES. All instructions, notices and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or facsimile or mailed by first class, registered mail, return receipt requested, postage prepaid, and addressed as follows:

         (a)      If to the Fund:
                  PW Juniper Crossover Fund, L.L.C.
                  c/o PaineWebber Incorporated
                  Attn: Mark D. Goldstein, Esq.
                  1285 Avenue of the Americas
                  New York, New York  10019

         (b)      If to the Escrow Agent:
                  PFPC Inc.
                  Attn:  Neal Andrews
                  400 Bellevue Parkway
                  Wilmington, DE  19809

16. PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

17. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided that, the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and instructions.

          IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                      PW JUNIPER CROSSOVER FUND, L.L.C.

                                      By: /S/ DANIEL ARCHETTI
                                          --------------------------------

                                      Name: Daniel Archetti
                                            ------------------------------

                                      Title: Authorized Person
                                            ------------------------------


                                      PW JUNIPER MANAGEMENT, L.L.C.

                                      By: /S/ DANIEL ARCHETTI
                                          --------------------------------

                                      Name: Daniel Archetti
                                            ------------------------------

                                      Title: Authorized Person
                                            ------------------------------

                                      PFPC INC.

                                      By:
                                          --------------------------------

                                      Name:
                                            ------------------------------

                                      Title:
                                            ------------------------------